                                                                  EXHIBIT 21

                              SUBSIDIARIES OF
                    PUBLIC SERVICE COMPANY OF COLORADO
                          AS OF DECEMBER 31, 1996


                                                                     STATE OF
    SUBSIDIARY                                                    INCORPORATION
    ----------                                                    -------------
 1. Cheyenne Light, Fuel and Power Company                           Wyoming

 2. e prime, inc.                                                    Colorado

 3. Young Gas Storage Company (wholly-owned subsidiary of e prime)   Delaware

 4. Texas-Ohio Gas, Inc. (wholly-owned subsidiary of e prime)        Texas

 5. Texas-Ohio Pipeline, Inc. (wholly-owned subsidiary of e prime)   Texas

 6. Fuel Resources Development Co. (a dissolved corporation)         Colorado

 7. Green and Clear Lakes Company                                    New York

 8. Natural Fuels Corporation                                        Colorado

 9. New Century Energies, Inc.                                       Delaware

10. PS Colorado Credit Corporation                                   Colorado

11. PSR Investments, Inc.                                            Colorado

12. 1480 Welton, Inc.                                                Colorado

13. WestGas InterState, Inc.                                         Colorado

The names of several majority-owned subsidiaries are omitted since such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1996.